Exhibit 10.1
PURCHASE AGREEMENT

This Purchase Agreement (“Agreement”), dated as of September 17, 2008, is by and between Netcom Data Corp., a Georgia corporation (“Buyer”), and Net Com Data Corp of N.Y., a New York corporation (“NCNY”) and American Timeshare Associates, Inc., a New York corporation (“ATA;” ATA and NCNY to be collectively referred to as “Sellers”).

RECITALS:

WHEREAS, NCNY is a party to an Independent Sales Organization Agreement dated on or about May 2, 1997, with Michigan National Bank (“MNB”), which agreement has been amended from time to time and provides for customers of Seller to utilize the merchant processing services offered by MNB and marketing of MNB’s merchant processing services by Seller to prospective customers (the “Seller Bank Agreement”); and

WHEREAS, NCNY previously assigned a portion of its rights in and to the Seller Bank Agreement to ATA; and

WHEREAS, Buyer entered into an Independent Sales Organization Agreement with MNB on or about February 2, 1995, which agreement has been amended from time to time and provides for customers of Buyer to utilize the merchant processing services offered by MNB and marketing of MNB’s merchant banking services by Buyer to prospective customers (“Buyer Bank Agreement”); and

WHEREAS, LaSalle Bank, N.A. (“Bank”) is the successor to MNB and was subsequently acquired by Bank of America Corporation.  Bank now offers merchant processing services through LaSalle Merchant Services, LLC, a Bank of America affiliate, and has requested the termination of many services currently provided by Buyer and NCNY under the Seller Bank Agreement and the Buyer Bank Agreement; and

WHEREAS, pursuant to this Agreement, at the Closing (as defined below), Sellers will assign all of their rights and obligations under the Seller Bank Agreement to Buyer and Buyer will purchase such rights and assume such obligations pursuant to the provisions of this Agreement and, contemporaneously therewith, the Buyer Bank Agreement and the Seller Bank Agreement will be consolidated and modified by a Service Agreement to be executed by Buyer and Bank on or before the Closing (“New Service Agreement”), pursuant to which Buyer will perform certain services currently provided by NCNY under the Seller Bank Agreement and will receive all payments due from LaSalle Bank, N.A., its successors and assigns, under the Seller Bank Agreement as modified by the New Service Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Purchase and Sale.  On the date of the Closing (“Closing Date”), the Sellers shall sell and the Buyer shall buy all of Sellers’ rights and obligations under the Seller Bank Agreement, as modified by the New Service Agreement (“Assigned Rights”), and Buyer shall accept such assignment and by its execution of the New Service Agreement will assume all obligations of

Sellers under the Seller Bank Agreement, as modified by the New Service Agreement (“Assumed Obligations”).  The Assigned Rights will be transferred by Sellers to Buyer free of all liens, claims, interests, or encumbrances.

2.           Purchase Price.  The purchase price (“Purchase Price”) will equal $2,275,000.00, in cash, plus 3,200,000 shares of United eSystems, Inc. (“United”) Common Stock (“United Stock”), subject to adjustment and payable as follows:  (a) $2,000,000.00 in cash (“Closing Payment”), payable by wire transfer within five (5) business days following the Closing; and (b) 2,850,000 shares of United Stock (“Closing Stock”) to be issued to Sellers within five (5) business days following the Closing.  Within five (5) business days after the Closing, Buyer will wire transfer an additional $250,000.00 (“Escrow Payment”) to Berenbaum, Weinshienk & Eason, P.C. (“Escrow Agent”), to be held in escrow pursuant to the provisions of this Agreement and will deliver to the Escrow Agent two certificates for 175,000 shares of United Stock each (“Escrow Stock”), issued in the name of Sellers.  The money and stock held in escrow by the Escrow Agent will be held pursuant to the terms of an escrow agreement (“Earn Out Escrow Agreement”) executed contemporaneously herewith.  Buyer will be entitled to receive the entire payment from the Bank under the Seller Bank Agreement that is payable on or about September 20, 2008 and the entire amount of all subsequent payments even though all or a portion of such payment(s) is or may be attributable to a time prior to Closing.  Within five (5) business days after Buyer receives the September 20, 2008 payment, Buyer will pay Seller $25,000 (“$25,000 Payment”) of the cash Purchase Price.  The Closing Payment, Closing Stock, $25,000 Payment, Escrow Payment and Escrow Stock will be allocated 10% to NCNY and 90% to ATA.

3.           Earn Out and Escrow Release.  For purposes of this Section 3, the term “Base” will mean $109,613.00 (derived from Sellers’ Compensation Report for April 2008 from Bank of America); the term “Excluded Amount” will equal $5,480.00; and the term “Net Revenue” will mean the revenue Buyer receives under the Service Agreement that was attributable to the accounts under the Seller Bank Agreement.  For the six (6) month period commencing on the Closing Date, Buyer will compute the average monthly Net Revenue and add to that amount any cancellation fees that are collected in connection with contracts that are cancelled during such 6-month period and were subject to the Bank Service Agreement, in each case divided by the remaining number of months for each such cancelled contract.  This result, the Adjusted Net Monthly Revenue will be compared with the Base.  If the difference (“Difference”) exceeds the Excluded Amount, the six (6) month adjustment to the cash portion (“Cash Adjustment”) of the purchase price will be computed by multiplying the Difference by six (6) (annualizing by multiplying by 12 and dividing by 2 to adjust for the cash portion only).  The Cash Adjustment will be deduced from $125,000.00 (one-half of the cash held in escrow), and any resulting positive balance will be paid to Sellers by the Escrow Agent, with the Cash Adjustment to be paid by the Escrow Agent to Buyer.  In addition, the number of shares which will be returned to United at the end of such six (6) months (“Stock Adjustment”) will be determined by multiplying 175,000 shares by the Cash Adjustment for such six (6) months and dividing the result by $125,000.00.  If there is a Stock Adjustment, a certificate for 175,000 shares will be returned to United by the Escrow Agent and United will issue Sellers for such six (6) months a number of shares equal to 175,000 shares less the Stock Adjustment, with United retaining the Stock Adjustment portion of such shares.

For the six (6) month period commencing six months after the Closing Date, the Cash Adjustment and the Stock Adjustment will be similarly be computed and the amount of cash and stock held in escrow will be divided between Buyer (or United with respect to the Escrow Stock) and Sellers in accordance with the same formula provided for above.  The Escrow Agent will deposit the cash held in escrow in a bank account mutually agreed to by Buyer and Sellers, and any interest earned on the funds held in deposit will be divided in the same proportion as the cash is paid out of escrow.  After the end of the second twelve (12) month period, the Purchase Price will be adjusted to reflect the total amounts of cash and United Stock paid to Sellers at the Closing and released to Sellers from escrow (excluding any portion of cash that was for interest earned).

4.           Assumption of Liabilities.  The Buyer (by its execution of the New Service Agreement) will fully and unconditionally assume the liabilities of NCNY under the Service Agreement and will not assume or be responsible for any other liabilities of either or both Sellers.

5.           Representations, Warranties, and Covenants of Sellers.  The Sellers represent, warrant, and covenant to Buyer that:

(a)           Organization and Standing.  Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, and is duly qualified to conduct business as a foreign corporation in each state where the failure to qualify would have a material adverse effect on such Seller.  Each Seller has full power and authority to own and hold its assets and to conduct its business as now conducted.

(b)           Authorization; Binding Agreement.  All necessary corporate actions to approve the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been taken by Sellers.  This Agreement and the other agreements and documents executed and delivered by Sellers pursuant to the terms thereof constitute the valid and binding obligations of Sellers, enforceable against Sellers in accordance with their terms.

(c)           License, Permits, and Approvals.  No licenses, permits, or approvals are required from any federal, state, or local governmental or administrative authority or other agency or a party to any contract with a Seller for either or both Sellers to enter into and perform their obligations under this Agreement or for Buyer to become a party to and perform its obligations under the Service Agreement.  Sellers currently are and in the past have been in compliance with the rules, regulations, and requirements of all applicable governmental and private regulatory agencies.

(d)           Financial Information.  The Sellers have delivered to Buyer Compensation Detail Reports (“Compensation Reports”) for the months from March 2007 through July 2008, reflecting revenues received and costs incurred by Sellers in connection with performance under the Seller Bank Agreement for the periods represented thereby.  Such Compensation Reports are true, correct, and complete in all material respects, fairly present the net revenues and costs for the periods covered thereby, and are in accordance with the books and records of Sellers.

(e)           Service Agreement.  Sellers hold all rights in and to the Seller Bank Agreement free and clear of all liens, encumbrances, security interests, and other interests of any kind whatsoever.  Upon Sellers’ execution and delivery of an Assignment assigning all of their rights under the Seller Bank Agreement and the Service Agreement to Buyer, the Buyer will have all right, title, and interest in and to the Sellers’ rights under the Seller Bank Agreement and the Service Agreement, free and clear of all liens, security interests, encumbrances, and other interests of any kind whatsoever.  Sellers have full power and authority to transfer the Assigned Rights to Buyer without obtaining any consents or approvals from any other entity or person other than Bank.  Sellers do not have any liabilities, fixed or contingent, known or unknown, liquidated or accrued, primary or secondary, by agreement or operation of law, including, without limitation, liabilities for federal, state, and local taxes or liabilities to customers or suppliers that could adversely affect or result in a lien, encumbrance, or claim against the Assigned Rights.

(f)           Litigation.  No judgment, order, writ, injunction, decree, or arbitration award is issued or outstanding against or affecting a Seller and no litigation, action, arbitration, special assessment, charge, lien, suit, judgment, proceeding, inquiry, or investigation is pending or outstanding before any forum, court, or governmental body, department, or agency of any kind or, to the best of Sellers’ knowledge, is threatened to which a Seller is a party or which effects the Assigned Rights and Sellers do not know of any reason for any such claim, litigation, action, special assessment, charge, lien, suit, judgment, proceeding, or investigation.

(g)           Insolvency.  No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting a Seller or any of the Assigned Rights is pending or threatened.  No Seller has taken any action in contemplation of, or which constitutes the basis for institution of, any insolvency proceedings.

(h)           Absence of Restrictions.  No Seller is a party to any contact, agreement, or other instrument which restricts, limits, or in any way adversely affects any aspect of Sellers’ performance of this Agreement and any other agreements executed and delivered by a Seller hereunder or the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the other agreements executed and delivered by Sellers hereunder and the transactions contemplated hereby by Sellers will not conflict with, or result in the termination or breach of any term, provision, or condition of, or constitute a default under the Articles of Incorporation or Bylaws of a Seller or any contract, lease, agreement, or other instrument or condition to which a Seller is bound.  Sellers’ performance of this Agreement and the other agreements executed and delivered by Sellers hereunder will not violate any law, regulation, or judgment to which a Seller is subject.

(i)           Investment Intent; Restricted Securities.  Each Seller is acquiring the United Stock for its own account for investment and not with a view to, or for sale in connection with, any distribution of any thereof and with no present intention of disposing of any thereof.  Each Seller acknowledges that such securities have not been registered under the Securities Act of 1933, as amended (“Securities Act”) or qualified under applicable state securities laws and confirms to the Buyer and United that it understands the restrictions on resale of such securities imposed by such laws including Rule 144 promulgated under the Securities Act and that such securities may only be sold in limited circumstances.  Each Seller acknowledges and agrees that the representations, warranties and agreements contained herein relating to the United Stock are for the benefit of United and United is entitled to enforce such provisions.

(j)           Transfer Without Registration.  Notwithstanding the provisions of subsection (i), a Seller may transfer such securities in compliance with the provisions of the Securities Act (including Rule 144 promulgated thereunder) and any applicable provision of state law.  Prior to any transfer of such securities otherwise than in an offering registered under the Securities Act, a Seller will notify United of its intention to effect such transfer, indicating the circumstances of the proposed transfer and furnish United with an opinion of its counsel, in form and substance reasonably satisfactory to counsel for United, to the effect that the proposed transfer may be made without registration under the Securities Act or qualification under any applicable state securities laws.  United will promptly notify a Seller if the opinion of counsel furnished to United is satisfactory to counsel for United.

(k)           Legend.  Each Seller understands that United will place the following legend and any other legend required by law on the certificates representing the United Stock:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT AN OPINION OF LEGAL COUNSEL THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

United shall, upon the request of any holder of a stock certificate bearing the foregoing legend and the surrender of such certificate, issue a new stock certificate without the foregoing legend if (i) the stock evidenced by such certificate has been effectively registered under the Securities Act and sold by the holder thereof in accordance with such registration, or (ii) such holder shall have delivered to the Company a written legal opinion acceptable to the Company to the effect that the restrictions set forth herein are no longer required or necessary under any federal or state law or regulation.

(l)           Experience.  Each Seller is an accredited investor under the Securities Act.  Each Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the risks of its investment in securities of United and is able to bear the economic risks of such investment.  Each Seller is aware that United has filed current reports and other filings with the Securities and Exchange Commission and acknowledges that it has access to and has had the opportunity to review such reports and filings.  Each Seller believes it has received all information it considers necessary or appropriate for deciding whether to accept the United Stock.  Each Seller has had an opportunity to ask questions and receive answers from officers of United regarding this investment and believes it has made an informed judgment with respect to its investment in securities of United.

(m)           Disclosure.  The Sellers have made full written disclosure of all material facts pertaining to the Assigned Rights, including, without limitation, the Seller Bank Agreement and Service Agreement.  There are no facts known to Sellers which (individually or in the aggregate) could have or would have a material adverse effect upon Buyer’s performance and receipt of benefits under the Service Agreement which have not otherwise been disclosed in writing to Buyer.

6.           Buyer’s Representations, Warranties, and Agreements.  The Buyer represents and warrants to Sellers that:

(a)           Organization and Standing.  The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia.  The Buyer has full power and authority to purchase the Assigned Rights and to be a party to and perform under this Agreement and the Service Agreement, except where the failure to have such power and authority would not have a material adverse effect on the financial condition, liabilities, or assets of the Buyer.

(b)           Authorization.  All necessary corporate action to duly approve the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been taken by Buyer.  This Agreement and the other agreements executed and delivered by Buyer hereunder constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

(c)           United Stock.  The Closing Stock when delivered at the Closing will be validly issued, fully paid and non-assessable and the Escrow Stock to which Sellers become entitled under the provisions of this Agreement and the Earn Out Escrow Agreement will upon issuance to Sellers be validly issued, fully paid and non-assessable.  As of May 14, 2008, 18,291,667 shares of United’s common stock, $0.001 par value, were issued and outstanding.  In addition, United has shares reserved for issuance as described in its reports and filings with the Securities and Exchange Commission, and United will issue 7,800,000 shares of its common stock to the stockholders of Buyer prior to or contemporaneously with the Closing.

(d)           Absence of Restrictions.  The Buyer is not a party to any contact, agreement, or other instrument which restricts, limits, or in any adversely affects any aspect of the Buyer’s performance of this Agreement and any other agreements executed and delivered by Buyer hereunder or the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the other agreements executed and delivered by Buyer hereunder and the transactions contemplated hereby by Buyer do not conflict with, or result in the termination or breach of any term, provision, or condition of, or constitute a default under the Articles of Incorporation or Bylaws of Buyer or any contract, lease, agreement, or other instrument or condition to which Buyer is bound.  Buyer’s performance of this Agreement and the other agreements executed and delivered by Buyer hereunder will not violate any law, regulation, or judgment to which Buyer is subject.

7.           Conditions Precedent to Buyer’s Obligations at Closing.  The obligations of Buyer to consummate the transactions contemplated herby in connection with the Closing is subject to the fulfillment of each of the conditions set forth below.  The Buyer may, in its sole discretion, waive the performance of such conditions.  Any such waiver shall only be valid if it is in writing.  The giving of such waiver shall not preclude a claim for the breach of any applicable representation or warranty.

(a)           Representation and Warranties.  The representations and warranties of the Sellers shall be true and correct on the date of this Agreement and on the Closing Date, and the Sellers shall have furnished Buyer with a certificate to that effect.

(b)           Performance of Covenants.  The Sellers shall have performed and complied with all covenants, agreements, and conditions of this Agreement to be performed prior to or on the Closing Date, and Sellers shall have furnished Buyer a certificate to that effect.

(c)           Certified Resolution.  Each Seller shall have delivered to the Buyer certified copies of the resolutions of its directors and shareholders in form and substance satisfactory to Buyer with respect to the authorization of this Agreement and the transactions referred to herein.

(d)           Service Agreement.  The Bank shall have executed the New Service agreement upon terms acceptable to Buyer.

(e)           United Purchase of Buyer.  Prior to or contemporaneously with the Closing, United shall have consummated its purchase of all of the outstanding stock of Buyer.

(f)           Due Diligence.  The Buyer shall have completed its due diligence investigation of Sellers, the Seller Bank Agreement, and the Service Agreement to its satisfaction.

(g)           Approval of Documents.  The form and substance of all certificates, instruments, and other documents delivered to the Buyer under this Agreement shall be reasonably satisfactory in all respects to Buyer and its counsel.

(h)           Approvals and Consents.  All necessary consents to the assignment, transfer, and assumption of the Service Agreement shall have been obtained upon terms satisfactory to Buyer.

(i)           Satisfactory Proceedings.  All proceedings to be taken in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory to Buyer and its counsel.

8.           Conditions Precedent to Seller’s Obligations at Closing.  The obligations of the Sellers to consummate the transactions contemplated hereby in connection with the Closing shall be subject to the fulfillment of each of the conditions set forth below prior to the Closing Date.  The Sellers may, in their sole discretion, waive the performance of such conditions.  Any such waiver shall only be valid if it is in writing.  The giving of such waiver shall not preclude a claim for breach of any applicable representation and warranty:

(a)           Representation and Warranties.  The representations and warranties of the Buyer shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Buyer shall have furnished Sellers a certificate to that effect.

(b)           Performance of Covenants.  The Buyer shall have, in all material respects, performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Buyer shall have furnished Sellers a certificate to that effect.

(c)           Certified Resolution.  The Buyer shall have delivered to the Sellers certified copies of the resolutions of its directors and resolutions of the directors of United, which shall be in form and substance reasonably satisfactory to the Sellers with respect to the authorization of this Agreement, the issuance of the United Stock contemplated hereby, and the transactions referred to herein.

(d)           United Purchase of Buyer.  Prior to or contemporaneously with the Closing, United shall have consummated its purchase of all of the outstanding stock of Buyer.

(e)           Approval of Documents.  The form and substance of all certificates, instruments, and other documents delivered to the Sellers under this Agreement shall be reasonably satisfactory in all respects to the Sellers and their counsel.

(f)           Satisfactory Proceedings.  All proceedings to be taken in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory to Sellers and their counsel.

9.           Closing.  The Closing of the transactions contemplated by this Agreement (“Closing”) will occur upon satisfaction or waiver of the conditions to Buyer’s and Sellers’ obligations to be performed at Closing; provided that if such conditions have not been satisfied or waived by 5:00 P.M. Eastern Time on September 26, 2008, and the parties have not mutually agreed to extend such date (provided that if one party is in default under this Agreement and the other party is not, the non-defaulting party shall have the right to extend such date), this Agreement will terminate, and the parties will have no further obligations hereunder.  It is contemplated that the Buyer and Sellers will enter into an Escrow Agreement (“Closing Escrow Agreement”) prior to Closing and will deposit all documents and deposit the Closing Payment and Closing Stock in escrow, in which event the Closing will occur when Buyer and Seller (or their respective counsel) have each acknowledged in writing that the conditions to their respective obligations have been satisfied or waived.

10.           Buyer’s Deliveries.  At the Closing, Buyer will execute, acknowledge, and deliver the following:

(a)           A certificate as to its representations and warranties and as to its performance as provided in Sections 8(a) and (b).

(b)           Certified resolutions as provided in Section 8(c).

(c)           The Service Agreement executed by Buyer.

(d)           The Earn Out Escrow Agreement executed by Buyer.

(e)           The Closing Payment.

(f)           The Closing Stock.

(g)           At the Closing, or within five (5) days thereafter, Buyer will wire transfer the Escrow Payment to the Escrow Agent and deliver to the Escrow Agent certificates representing the Escrow Stock.

11.           Sellers’ Deliveries.  At the Closing, the Sellers shall execute, acknowledge, and deliver (as appropriate), the following:

(a)           An Assignment assigning all of their rights under the Seller Bank Agreement and the Service Agreement to Buyer.

(b)           A certificate as to their representations and warranties and their performance as provided in Section 7(a) and (b).

(c)           Certified resolutions of each Seller as provided in Section 7(c).

(d)           The Earn Out Escrow Agreement executed by Seller.

(e)           All consents required in connection with the transfer of the Assigned Rights to Buyer or Buyer’s assumption of the Assumed Obligations.

12.           Covenants and Further Agreements.

(a)           Access to Records.  Seller will provide the records for the largest 100 active accounts within 30 days after the Closing, and will provide the remaining record as soon as reasonably practical, but not to exceed 90 days after the Closing.  If Buyer requests information for a specific merchant for which records have not yet been delivered, Seller agrees to provide that information within 1 business day after Buyer’s request.

(b)           Cooperation.  Buyer and Sellers shall cooperate in consummating, as soon as reasonably possible, the transactions contemplated by this Agreement and each will, at the request of the other, join in taking any action that may be reasonably required in order to consummate the transactions contemplated by this Agreement, including the delivery of all documents and certificates contemplated by this Agreement or reasonably requested by any party to this Agreement or counsel for such party.

(c)           Representations and Warranties.  Prior to Closing, neither Buyer nor Sellers will take any action that would in any way cause the representations and warranties made by it under this Agreement to become untrue in any material respect.

(d)           Fulfillment of Conditions.  Buyer and Sellers agree to proceed in good faith to obtain performance of all conditions to Closing over which they exercise discretion or control.

(e)           Global Payments.  Sellers hereby release Buyer from all obligations related to Global Payments residual commissions, effective as of the Closing of this Agreement.

13.           Termination Prior to Closing Without Liability.  This Agreement may be terminated prior to the Closing without liability of any party (except to the extent a party previously breached any representation, covenant, or condition) upon the following circumstances:

(a)           Mutual Consent.  Termination by mutual consent evidenced by a written document executed by the Buyer and the Sellers.

(b)           Failure of Conditions Precedent – Buyer’s Obligations. Termination by the Buyer evidenced by written notice to the Sellers, on or before the Closing Date, if any of the conditions precedent to the Buyer’s obligations as set forth in Section 7 have not been satisfied or waived by the Closing.

(c)           Failure of Conditions Precedent – Seller’s Obligations.  Termination by Sellers, evidenced by written notice to the Buyer on or before the Closing Date, if any conditions precedent to the Sellers’ obligations as set forth in Section 8 have not been satisfied or waived by the Closing.

14.           Default.

(a)           Remedies.  If any obligation under this Agreement is not performed as provided under the terms of this Agreement, the parties shall have the remedies set forth below, in addition to any other remedies available at law or in equity or specifically provided for under any other provision of this Agreement.

(b)           Buyer’s Default.  In the event this Agreement is not terminated in accordance with Section 15 and either (i) all of the conditions precedent to the obligation of the Buyer set forth in Section 7 are satisfied and the Buyer fails to consummate the Closing, or (ii) the Buyer defaults in the performance of any material obligation to be performed by the Buyer hereunder and if such default can be cured, does not cure such default within five (5) days after notice from Sellers, the Sellers may elect to treat this Agreement as terminated and may recover such damages as may be proper.

(c)           Sellers’ Default.  If this Agreement is not terminated in accordance with Section 15 and either (i) all of the conditions precedent to the obligations of the Sellers set forth in Section 8 are satisfied and Sellers fail to consummate the Closing or (ii) Sellers default in the performance of any material obligation to be performed by Sellers hereunder and if such default can be cured, fail to cure such default within five (5) days after notice from Buyer, the Buyer may elect to treat this Agreement:

(i)           as terminated and the Buyer may recover such damages as may be proper, or

(ii)           as being in full force and effect and the Buyer shall have a right to an action for specific performance or damages, or both.

15.           Indemnification by Sellers.

(a)           The Sellers, jointly and severally agree to indemnify, defend, and hold the Buyer harmless from and against:  (i) any loss or liability (including attorneys’ fees) occasioned by, arising out of, or resulting from, operation of either or both of the Sellers prior to the Closing including, but not limited to, all obligations and liabilities of a Seller; and (ii) any and all loss, liability, or deficiency (including attorneys’ fees) arising out of or resulting from any misrepresentation, breach of warranty or covenant, or default or non-fulfillment of any covenant or agreement on the part of the Sellers under this Agreement, or any certificate, agreement, exhibit, schedule, or instrument furnished to the Buyer pursuant to this Agreement or in connection with any of the transactions contemplated hereby.

(b)           The Buyer shall notify the Sellers in writing promptly after the occurrence of any event, or the discovery of any facts which in its opinion entitles or may entitle it to indemnification under this Section, provided that the failure to give such notice shall not affect the liability of the Sellers under this Section except to the extent the failure to give such notice adversely affected to a material degree its or their ability to defend against a claim or to cure a default giving rise to a claim.  With respect to a threatened or asserted claim by third parties, the Buyer shall be entitled to undertake the defense, compromise, or settlement of such claim at the expense of and for the account and risk of the Sellers.  In no event may the Sellers, without the Buyer’s written consent, settle or compromise any claim or consent (which consent will not unreasonably be withheld) to the entry of any judgment which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Buyer of a release of all liability in respect of such claim.

(c)           In addition to Buyer’s rights to indemnification, the Buyer shall have the right to receive from any amounts that may still be held by the Escrow Agent and to setoff against the $25,000 Payment the amount of any indemnification claim under this Section.

16.           Indemnification by Buyer.

(a)           The Buyer hereby agrees to indemnify, defend and hold Sellers harmless from and against:  any and all loss, liability, or deficiency (including attorneys’ fees) arising out of or resulting from any misrepresentation, breach of warranty or covenant, or default or non-fulfillment of any covenant or agreement on the part of the Buyer under this Agreement, or any certificate, agreement, exhibit, schedule, or instrument furnished to the Sellers pursuant to this Agreement or in connection with any of the transactions contemplated hereby.

(b)           The Sellers shall notify the Buyer in writing promptly after the occurrence of any event, or the discovery of any facts which in its opinion entitles or may entitle them to indemnification under this Section, provided that the failure to give such notice shall not affect the liability of the Buyer under this Section except to the extent the failure to give such notice adversely affected to a material degree its ability to defend itself against a claim or to cure a default giving rise to a claim.  In the case of a claim against Sellers subject to Buyer’s indemnification obligations under this Section, in no event may the Buyer, without the Sellers’ written consent (which consent will not unreasonably be withheld), settle, compromise any claim, or consent to the entry of any judgment which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to Sellers of a release of all liability in respect to such claim.

17.           Exclusive Dealings.  The Sellers agree that, from the date hereof until the Closing or earlier termination of this Agreement, neither of them will directly or indirectly engage in discussions with, solicit interest from, or negotiate with any other person or entity (or its intermediaries or representatives) concerning a Transaction.  For purposes of the foregoing, “Transaction” shall mean any form of acquisition of an interest in the Seller Bank Agreement.  Sellers further agree that they will:  (a) notify Buyer immediately of any inquiry or contact regarding a Transaction initiated by any other entity or person; (b) disclose to Buyer the substance of any such inquiry; and (c) notify such entity or person that Sellers have entered into an exclusive Purchase Agreement with Buyer.

18.           Due Diligence.  The Sellers will cooperate with Buyer in its due diligence and furnish Buyer with copies of such records, contracts, and other information as Buyer may reasonably request.  Each Seller will permit Buyer to communicate with, and have access to, such Seller’s employees, vendors, and other persons who have a business relationship with such Seller.

19.           Finders, Consultants, and Brokers.  The parties hereto hereby represent and warrant to each other that there has been no finder, broker, or consultant involved in negotiations leading up to the execution of this Agreement and no finder’s, broker’s, or consultant’s fees or commissions are payable in connection with the transactions contemplated hereby.

20.           Other Documents.  The parties shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement.

21.           Survival of Covenants, Representations, and Warranties.  All representations, warranties, covenants, and agreements contained in this Agreement shall survive the Closing Date notwithstanding any investigation made by or on behalf of the parties hereto.

22.           Notices.  Any notice or other communication any party desires or is required to give to the other under the terms of this Agreement shall be deemed to have been given or delivered, when delivered in person or by facsimile transmission to the party being notified or to an executive officer of a corporate party being notified or shall be deemed to have been given or delivered:  (i) three (3) business days after the same is deposited in the United States mail, registered or certified, with proper postage prepaid, return receipt requested; or (ii) one (1) business day after delivery to an overnight courier service addressed to the party for whom intended at its address given below or to such other address as a party may designate to the others by written notice given in accordance with this Section.

(a)        If to the Sellers:            American Timeshare Associates, Inc.
Net Com Data Corp of N.Y.
82 Roslyn Avenue
Sea Cliff, NY 11579

With a copy to:             Norman Friedland, Esq.
Phoenix Financial Center
200 Adams Blvd
Farmingdale, NY 11735

(b)        If to the Buyer:             United E-Systems, Inc.
15431 O’Neal Road
Gulfport, Mississippi  39503
Attn:  Reid Green

With a copy to:             Leon L. Nowalsky, Esq.
Nowalsky, Bronston, and Gothard, APLLC
3500 North Causeway Blvd., Ste. 1442
Metairie, Louisiana 70002

23.           Legal Fees.  Each party shall bear its own legal fees and expenses in connection with the preparation of this Agreement and the consummation of the Closing under this Agreement.  If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and disbursements in addition to any other relief to which it may be entitled.

24.           Assignability.  This Agreement may not be assigned by any party without the prior written consent of the other party, provided that the Buyer may assign this Agreement and all of its rights hereunder without consent and, upon any such assignment, this Agreement shall inure to the benefit of, and be binding upon, such assignee or successor, but Buyer will not be released from its obligations hereunder to the extent they are not performed by the assignee.

25.           Entire Agreement; Binding Effect.  Except as otherwise specifically provided herein, all understandings and agreements between the parties are merged into this Agreement which fully and completely expresses its agreement and supersedes any prior agreement or understanding relating to the subject matter hereof.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective personal representatives, executors, administrators, heirs, successors, and permitted assigns.

26.           Governing Law; Forum, and Venue.  This Agreement and the agreements contemplated hereby shall be construed in accordance with and governed by the laws of the State of Mississippi without giving effect to the principles of conflict of law.

27.           Descriptive Headings.  The descriptive headings of the separate sections of this Agreement are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

28.           Severability.  If any provision of this Agreement is held contrary to any federal, state, or local law, the invalidity of such provision shall not affect any other provision of this Agreement, and the remaining provisions hereof shall continue in full force and effect and unmodified hereby.  Any restriction or obligation contained herein which cannot be enforced to its full extent shall be enforced to the maximum extent permitted by law.

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IN WITNESS WHEREOF, the foregoing Agreement has been executed as of the date first set forth above.

        SELLERS:

        Net Com Data Corp of N.Y., a New York corporation

                       /s/ RON KATZ
        By:           Ron Katz
        Its:           President

        American Timeshare Associates, Inc., a New York corporation

                       /s/ RON KATZ
        By:           Ron Katz
        Its:           President

        BUYER:

        Netcom Data Corp., a Georgia corporation

                       /s/ WALTER R. GREEN
        By:           Walter R. Green
        Its:           Treasurer and Secretary